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                                                                     Exhibit 4.7



                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT


     THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT is made and entered into as of the 12th day of August, 1999 by and among Wilsons The Leather Experts Inc., a Minnesota corporation, (the "Corporation") and the shareholders listed on the attachments hereto (the "Shareholders").

     WHEREAS, the Company, CVS New York, Inc. (formerly Melville Corporation) ("CVS"), and the Shareholders or their predecessors, entered into a Registration Rights Agreement dated as of May 25, 1996 (the "Registration Rights Agreement"), which, among other things, governs the registration rights of such Shareholders; and

     WHEREAS, the Management Warrant (as that term is defined in the Registration Rights Agreement) held by CVS lapsed upon repayment of the Note (as that term is defined in the Registration Rights Agreement) as of August 18, 1997, and the Warrant (as that term is defined in the Registration Rights Agreement) held by CVS was repurchased and simultaneously cancelled by the Corporation as of March 27, 1998; and

     WHEREAS, the Shareholders constitute all of the securityholders of the Corporation who are entitled to the benefits of the Registration Rights Agreement, and the Shareholders and the Corporation wish to amend the Registration Rights Agreement to clarify the registration rights of such Shareholders pursuant to the Registration Rights Agreement; and

     WHEREAS, all of the Shareholders whose consent is required to approve an amendment to the Registration Rights Agreement in accordance with Section 4.2 thereof have agreed and consented in writing to amending the Registration Rights Agreement pursuant to a letter dated either August 27, 1998 or August 28, 1998, copies of which are attached hereto, to expressly provide that incidental registration rights do not apply to any shares of Common Stock of the Corporation that can be sold pursuant to Rule 144(k), as promulgated under the Securities Act of 1933, as amended (the "1933 Act");

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Section 2.2 of the Agreement is hereby amended to reflect that incidental registration rights do not apply to any shares of Common Stock of the Corporation that can be sold pursuant to Rule 144(k), as promulgated under the 1933 Act, by adding the following sentence at the end of Section 2.2:

          "Notwithstanding the foregoing, the Company shall not be obligated to register securities pursuant to this Section 2.2 or any other provision of this Agreement if such securities are available for resale pursuant to Rule 144(k) promulgated under the 1933 Act."
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     2.  The Registration Rights Agreement shall continue in full force and effect, unmodified except as expressly amended hereby.

     3. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                 WILSONS THE LEATHER EXPERTS INC.

                                 By /s/ David L. Rogers
                                   ------------------------------------------
                                    Its President and Chief Operating Officer
                                        -------------------------------------


                                 SHAREHOLDERS
                                 (See Attachments hereto)
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                             [ATTACHMENTS OMITTED]